UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
    Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

                               IAC Holdings, Inc.
                 (Name of Small Business Issuer in its Charter)


Florida                        621111                      22-3917571
(State of Incorporation)       (Primary Standard           (IRS Employer ID No.)
                                Classification Code)

                               136 E. Colonial Dr.
                               Orlando, FL. 32801
                                 (407) 649-3899
          (Address and Telephone Number of Principal Executive Offices)

                                   Copies to:

                            Michael Paige
                            Michael Paige PLLC, Counsel
                            c/o Jackson & Campbell, P.C.
                            One Lafayette Centre,
                            300 South Tower
                            1120 20th Street, N.W.
                            Washington, D.C. 20036-3437
                            Telephone: 202-457-1600
                            Telecopier: 202-457-1678


Securities to be Registered Under Section 12(b) of the Act: None

Securities to be Registered Under Section 12(g) of the Act:

                                                  Common Stock, $.0001 Par Value
                                                           (Title of Class)


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  [ ]                     Accelerated filer  [ ]

Non-accelerated filer    [ ]                     Smaller reporting company  [X]
(Do not check if a smaller reporting company)

                                TABLE OF CONTENTS

ITEM 1.   Business.............................................................2
ITEM 1A.  Risk Factors.........................................................4
ITEM 2.   Financial Information................................................8
ITEM 3.   Properties..........................................................13
ITEM 4.   Security Ownership of Certain Beneficial Owners and Management......13
ITEM 5.   Directors and Executive Officers....................................14
ITEM 6.   Executive Compensation..............................................14
ITEM 7.   Certain Relationships and Related Transactions, and Director
Independence..................................................................14
ITEM 8.   Legal Proceedings...................................................15
ITEM 9.   Market Price of and Dividends on the Registrant's Common Equity and
Related Stockholder Matters...................................................15
ITEM 10.  Recent Sales of Unregistered Securities.............................15
ITEM 11.  Description of Registrant's Securities to be Registered.............15
ITEM 12.  Indemnification of Directors and Officers...........................16
ITEM 13.  Financial Statements and Supplementary Data.........................18
ITEM 14.  Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure..........................................................19
ITEM 15.  Financial Statements and Exhibits...................................19
SIGNATURES....................................................................21
EXHIBITS......................................................................21

                                     PART I


ITEM 1.  Business.

Background

IAC Holdings, Inc. ("IAC", the "Company", "we" or "us"), was incorporated under the laws of Florida in October, 2005, under the name Emerging Markets Holdings, Inc. Since we were incorporated, we have directed our efforts at identifying a business to acquire. We changed our name to our present name on January 29, 2008, following the acquisition, pursuant to a Share Exchange Agreement, dated October 31, 2007 ("Agreement"), of all of the outstanding shares of Injury & Accident Clinic, Inc., a corporation operating injury and accident clinics incorporated under the laws of Florida in 1998 (this subsidiary is herein is referred to as "IAC Clinics").

As provided for in the Agreement, the stockholder of IAC Clinics received 3,800,000 shares of IAC common stock, of which 1,800,000 shares were transferred by existing stockholders and 2,000,000 shares were issued by the Company, or in the aggregate 54.28% of the outstanding stock after the acquisition, in exchange for all of the outstanding shares of IAC Clinics common stock they held. Immediately following the share exchange, IAC had a total of 7,000,000 shares of common stock issued and outstanding. Pursuant to the Agreement, IAC Clinics became a wholly-owned subsidiary of the Company, and the Company changed its name to IAC Holdings, Inc. For accounting purposes, the Agreement has been treated as a recapitalization of the Company as the acquirer. The financial statements show a retroactive restatement of IAC's historical stockholders equity to reflect the equivalent number of shares of common stock issued in the acquisition.


Our Business

We operate three injury and accident clinics in Florida providing chiropractic treatment and services. We were founded by Christine Nguyen, our President and CEO and commenced operations in Tampa, Florida in 1998, to provide services to persons who have been injured in automobile accidents, as well as for other personal injuries and physical problems, including muscle injuries and related spinal problems. In July of 2000, we opened our second office in Orlando. The Orlando office is now our headquarters and primary clinic. In July of 2002, another office was opened in Pinellas Park, and the fourth office was opened in Tampa in July 2007. We closed our first Tampa office in November, 1999.

Our principal executive offices are located at 136 E. Colonial Dr. Orlando, FL. 32801. Our corporate website address is www.injuryaccidentclinic.com. Information contained on our website is not part of this registration statement


Services Provided by Our Clinics

Our clinics provide a full range of chiropractic services commonly available in injury and accident clinics, including in particular, treatment for personal injuries, auto accidents, herniated discs, mid-back and rib pain, sports injuries, subluxation, arch and foot pain, carpal tunnel syndrome, rotator cuff injuries, shoulder tendonitis, bursitis (hip, knee, elbow, shoulder), tennis elbow, pinched nerves, lower back problems, neck pain, arm pain. We also provide the following services: dietary counseling, soft tissue technique, pain relief physiologic therapeutics, musculoskeletal manipulation and rehabilitation. Our employee chiropractors are licensed by the State of Florida. Our revenues are largely dependent on payments from insurance companies for reimbursement for clients' personal injuries.

Our goals are to provide our customers with the highest quality chiropractic information and to educate customers about their medical condition and then accommodate their needs by providing a positive and satisfying experience. All of the Company's facilities, doctors and their teams are committed to bringing better health and a better way of life by providing scientifically sound, safe and effective chiropractic care.

Our offices are conveniently located throughout central Florida and our qualified personnel are friendly and ready to ensure a pleasant visit. We take pride in providing the best possible care and building a long term patient/doctor relationship. We invite our patients to call our office with any questions or email us via the contact us or request an appointment page of our Web site.

Payments for Services at our Clinics

Our revenues largely depend on payments from insurance companies for their policy holders' personal injuries. Insurance companies are usually billed immediately but it typically takes 30 - 45 days to get a reply regarding patients' benefits. Deductibles, usually 20%, are billed but rarely collected because patient is generally experiencing hardship and our management believes it to be a beneficial and sound marketing activity to help the injured. Historically, collection efforts with a separate billing department have not been economically beneficial. Our clinics accept cash payments. If the patient does not have insurance and can not pay cash, the clinic can still perform services if the patient has a Letter of Protection from their attorney where a legal claim is being made. Florida is a no fault state, so any person involved in an automobile accident and has insurance is protected financially from liability resulting from that injury. If patient does not have an attorney making a claim, then he or she will need to pay cash to continue treatment

Competition

We experience competition from other chiropractic clinics and individual chiropractic practitioners, as well as generally from medical practices and hospitals. While there is significant competition, we have concentrated on providing better services to our patients and on optimizing the locations of our clinics. Our marketing niche strategy was developed when we realized that there are social and cultural differences within a single community that require changes to be made to a product or service. We have specialized products and services for several cultural groups. Our clinics treat a large number of Vietnamese-American and Latino customers in the Central Florida area.

Our Market Strategy

We plan to open more offices throughout Florida in 2008 and are using demographic and strategic marketing analysis to identify new niche markets. We are finalizing our turn-key methodologies for chiropractic treatment facilities and plan to expand into other medical fields, including sports medicine, medical diagnostics and boutique-spa style treatment facilities. We intend to expand our diversified marketing and advertising campaigns in the identified niche markets and increase market share by opening offices in these key locations, where we have already established our company brand and reputation

Employees


We currently have 8 employees, consisting of two doctors, one assistant, two massage therapists, one manager, one receptionist and our Chief Executive Officer and President.


ITEM 1A. Risk Factors

Our business is subject to numerous risk factors, including the following:

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL COMPANY.

We were incorporated in Florida in 1998. We have a limited amount of assets or financial resources. The likelihood of our success must be considered in light of the expenses and difficulties in marketing our services to our clients. Since we have a limited operating history of marketing our services to the public, we may not be able to grow and generate sufficient revenues to meet our expenses and support our anticipated activities.

WE DEPEND ON THE SERVICES OF OUR CHIEF EXECUTIVE OFICER, AND IMPLEMENTATION OF OUR BUSINESS PLAN COULD BE SERIOUSLY HARMED IF WE LOSE THE SERVICES OF OUR CEO.

We depend heavily on the services of Mrs. Christine Nguyen, our Chief Executive Officer and President. We do not have an employment agreement with Mrs. Christine Nguyen, nor do we have a "key person" life insurance policy on Mrs. Christine Nguyen to cover our losses in the event of her death. There can be no assurance that our CEO will remain in her management positions with us, and the loss of her services would disrupt our business operations which could reduce our revenues and profits.

INTEGRATION OF THE BUSINESS AND PRODUCT OFFERINGS OF ACQUIRED COMPANIES COULD DISRUPT OUR BUSINESS OPERATIONS.

We anticipate that we may, from time to time, acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. Any business we acquire will need to be integrated with our existing operations. There can be no assurance that we will not have difficulties doing so in the future. In addition, we could incur unknown or contingent liabilities of acquired companies. Difficulties in integrating the operations and personnel of the acquired companies could disrupt our business operations, divert management's time and attention and impair relationships with and risk the possible loss of key employees and customers of the acquired business. Our failure to adequately manage the integration of any acquisition could disrupt our business operations and lower our revenues and profits.

WE DEPEND UPON REIMBURSEMENT BY INSURANCE COMPANIES.

The health care insurance industry reimbursement process is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled. As a result, the reimbursement process may affect our financial condition and results of operations

IF WE FAIL TO COMPLY WITH EXTENSIVE LAWS AND GOVERNMENT REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

The health care industry, including our company, is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things,

     o    licensure and certification;

     o    adequacy and quality of health care services;

     o    qualifications of health care and support personnel;

     o    quality of equipment;

     o confidentiality, maintenance and security issues associated with medical records and claims processing;

     o    relationships with physicians and other referral sources;

     o    operating policies and procedures;

     o    addition of facilities and services; and

     o    billing for services.

Many of these laws and regulations are expansive, and we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses.

If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more of our facilities.

WE ARE REQUIRED TO COMPLY WITH LAWS GOVERNING THE TRANSMISSION AND PRIVACY OF HEALTH INFORMATION.

The Health Insurance Portability and Accountability Act of 1996 (HIPAA) requires us to comply with standards for the exchange of health information within our company and with third parties, such as payors, business associates and patients. These include standards for common health care transactions, such as:

     o claims information, plan eligibility, payment information and the use of electronic signatures;

     o unique identifiers for providers, employers, health plans and individuals; and

     o    security, privacy and enforcement.

The Department of Health and Human Services has released final rules to implement a number of these requirements, and several HIPAA initiatives have become effective, including privacy protections, transaction standards, and security standards. If we fail to comply with these standards, we could be subject to criminal penalties and civil sanctions

WE FACE REGIONAL AND LOCAL COMPETITION.

Our clinics compete primarily on a local and regional basis with many medical and chiropractic practices. Our ability to compete successfully varies from location to location depending on a number of factors, including the number of competing providers in the local market, the types of services available, quality of care, reputation, age and appearance of each center and the cost of care in each locality. Patients' treatment facility decisions are in addition influenced by, among other things, the perceived absolute or relative overall value of our facilities, including its quality or pricing, compared to competitive companies. We could also experience higher than expected selling, general and administrative expenses if we find it necessary to increase advertising or promotional expenditures, or the number of our personnel to maintain our competitive position, or for other reasons.


OUR LABOR COSTS MAY INCREASE WITH A POTENTIAL SHORTAGE OF QUALIFIED PERSONNEL.

Labor costs accounted for 51% of the operating expenses in the year ended December 31, 2006. Our long-term wage rate increases during the same period were 17%. We compete with other health care providers to attract and retain qualified or skilled personnel. We also compete with various industries for lower-wage employees. If a shortage of health care workers occurred in the region in which we operate, it could adversely affect our ability to attract and retain qualified personnel and could further increase our operating costs.

OUR OPERATIONS ARE SUBJECT TO OCCUPATIONAL HEALTH AND SAFETY REGULATIONS.

          We are subject to a wide variety of federal, state and local occupational health and safety laws and regulations. The types of regulatory requirements faced by health care providers such as us include:

     o    air and water quality control requirements;

     o occupational health and safety requirements (such as standards regarding blood-borne pathogens and ergonomics) and waste management requirements;

     o specific regulatory requirements applicable to asbestos, polychlorinated biphenyls and radioactive substances;

     o requirements for providing notice to employees and members of the public about hazardous materials and wastes; and

     o    certain other requirements.

If we fail to comply with these standards, we may be subject to sanctions and penalties.

THE COST OF GENERAL AND PROFESSIONAL LIABILITY CLAIMS MAY INCREASE.

Patient care liability remains a serious industry-wide issue. We have not experienced a large number of claims, or any significant liability for claims to date. General and professional liability claims for the healthcare industry have become increasingly expensive. If patient care claims increase in number and size, our future financial condition and operating results may be adversely affected.

WE HAVE NEVER PAID CASH DIVIDENDS AND WE MAY NOT PAY DIVIDENDS IN THE FUTURE.

Holders of our common stock are entitled to cash dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends. Our management does not and may not in the future anticipate the declaration or payments of any dividends. We intend to retain earnings, if any, to finance the development and expansion of our business. Our future dividend policy will be subject to the discretion of our board of directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.

ITEM 2.  Financial Information.


                   IAC HOLDINGS, INC.--SELECTED FINANCIAL DATA


------------------------------------------------------------------------------------------------------
                                    Years Ended December 31            Nine Months Ended September 30
------------------------------------------------------------------------------------------------------
                                      2006             2005                2007                2006
------------------------------------------------------------------------------------------------------
Statement of
operations data:
------------------------------------------------------------------------------------------------------
Operating revenues                        -0-                -0-               -0-                -0-
------------------------------------------------------------------------------------------------------
Net Loss                             $(4,123)          $(14,526)          $(1,059)           $(4,956)
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
Balance sheet data:
------------------------------------------------------------------------------------------------------
Total assets                              284                234               284
------------------------------------------------------------------------------------------------------
Current Liabilities                     8,833              4,660             9,892
------------------------------------------------------------------------------------------------------



MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The following discussion and analysis of our plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of "Risk Factors" and elsewhere in this registration statement.

Overview
--------


We were incorporated in Florida in 2005 under the name Emerging Markets Holdings, Inc. Since we were incorporated, we have directed our efforts at identifying a business to acquire and more recently, until our acquisition described below, to consulting activities. We changed our name to our present name on January 29 , 2008, following the acquisition, pursuant to a Share Exchange Agreement, dated October 31, 2007, of all of the outstanding shares of Injury & Accident Clinic Inc., a corporation operating injury and accident clinics incorporated under the laws of Florida in 1998.

Through our subsidiary, Injury & Accident Clinic, Inc., we now operate three injury and accident clinics in Florida providing chiropractic treatment and services. The clinics provide services to persons who have been injured in automobile accidents, as well as for other personal injuries and physical problems, including muscle injuries and related spinal problems.

Results of Operations--IAC Holdings, Inc.
-----------------------------------------

FISCAL YEAR ENDED DECEMBER 31, 2006 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2005.

Net Loss

We had no revenues for the fiscal years ended December 31, 2006 and December 31, 2005, and had net losses of $4,123 and $14,526, respectively, for those periods. We incurred general and administration expenses of $3,719 and $14,375, respectively, for the fiscal years ended December 31, 2006 and 2005, and incurred interest expense of $404 and $151, respectively, for those periods.

NINE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2006.

Net Loss

We had no revenues for the nine month periods ended September 30, 2007 and September 30, 2006, and had net losses of $1,059 and $4,956, respectively, for those periods. We incurred general and administration expenses of $721 and $4,172, respectively, for the nine month periods ended September 30, 2007 and 2006, and incurred interest expense of $338 and $244, respectively, for those periods.

THREE MONTHS ENDED SEPTEMBER 30, 2007 COMPARED TO THREEE MONTHS ENDED SEPTEMBER 30, 2006.

Net Loss

We had no revenues for the three month periods ended September 30, 2007 and September 30, 2006, and had net losses of $206 and $770, respectively, for those periods. We incurred general and administration expenses of $91 and $673, respectively, for the three month periods ended September 30, 2007 and 2006, and incurred interest expense of $115 and $97, respectively, for those periods.

Results of Operations--Injury & Accident Clinic, Inc.
-----------------------------------------------------


FISCAL YEAR ENDED DECEMBER 31, 2006 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2005.

Revenues

Revenues decreased $252,412 or 17% to $1,260,332 for the fiscal year ended December 31, 2006 from $1,512,744 for the fiscal year ended December 31, 2005. This decrease was primarily due to a decrease in the number of new patients.

The overall decline in the number of patients from 2005 to 2006 was expected due to an intentional decrease in marketing activities and advertising budget. Additional marketing expenses had been used to increase patients, as it was the case in 2004 and 2005. The intentional reduction in marketing and advertising was for the purpose of identifying a baseline of production and to determine the extent of the relationship between marketing and revenues. This is believed to allow for more accurate projections in the coming years.

Cost of Sales

Selling, general and administrative expense decreased by $150,595 or 16% to $844,462 for the fiscal year ended December 31, 2006, from $995,057 for the fiscal year ended December 31, 2005. This decrease was primarily due to reduced revenues.


Income from Operations.

As a result of the foregoing, our net earnings before income taxes decreased by $109,010 or 21% to $408,147 for the fiscal year ended December 31, 2006 from $517,157 for the fiscal year ended December 31, 2005.



Liquidity and Capital Resources
-------------------------------

As of September 30, 2007, the Company's current liabilities exceeded its current assets by $9,608. From the Company's inception to September 30, 2007 the Company has accumulated deficit of $19,708.

We expect to be able to operate profitably following the acquisition of Injury & Accident Clinic, Inc.

Off-Balance Sheet Arrangements
------------------------------

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Inflation
---------

It is the opinion of the Company that inflation has not had a material effect on its operations.

Critical Accounting Policies and Estimates
------------------------------------------

The discussion and analysis of our plan of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect our reported results of operations and the amount of reported assets and liabilities.

Some accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Actual results may differ from the estimates and assumptions used in the preparation of our consolidated financial statements. Described below are the most significant policies we apply, or intend to apply, in preparing our consolidated financial statements, some of which are subject to alternative treatments under accounting principles generally accepted in the United States of America. We also describe the most significant estimates and assumptions we make in applying these policies.


Recently Issued Accounting Standards Not Yet Adopted
----------------------------------------------------

Fair Value Measurements. In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles ("GAAP"), and expands disclosures about fair value measurements. Prior to this Statement, there were different definitions of fair value and limited guidance for applying those definitions in GAAP. This Statement provides the definition to increase consistency and comparability in fair value measurements and for expanded disclosures about fair value measurements. The Statement emphasizes that fair value is a market-based measurement, not an entity-specific measurement. The Statement clarifies that market participant assumptions include assumptions about risk, i.e. the risk inherent in a particular valuation technique used to measure fair value and/or the risk inherent in the inputs to the valuation technique. The Statement expands disclosures about the use of fair value to measure assets and liabilities in interim and annual periods subsequent to initial recognition. The disclosures focus on the inputs used to measure fair value and for recurring fair value measurements using significant unobservable inputs, the effect of the measurements on earnings for the period. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including the financial statements for an interim period within that fiscal year. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

Accounting for Registration Payment Arrangements. In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements ("FSP 00-19-2") which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those fiscal years. The Company has not yet determined the impact that the adoption of FSP 00-19-2 will have on its financial statements.

The Fair Value Option for Financial Assets and Financial Liabilities. In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities--including an amendment of FASB Statement No. 115", permitting entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting measurement. The statement applies to all entities, including not-for profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", applies to all entities with available-for-sale and trading securities. The Company does not expect adoption of this standard will have a material impact on its financial position, operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

ITEM 3.  Properties.

The Company does not own any real estate. We lease our three clinic facilities. Our Orlando, Florida, clinic and principal offices, consisting of approximately 2,140 square feet of office space and space designed for use as a clinic, are leased under a lease expiring July 31, 2008, at a monthly rental of $2,848, with a three-year renewal period at our option. We lease our Pinellas Park, Florida, clinic consists of approximately 1,200 square feet of space designed for clinic use, under a lease expiring July 31, 2008, at a monthly rental of $900, with a one year renewal period at our option. Our Tampa, Florida, clinic consisting of approximately 800 square feet of clinic space, is leased under a lease expiring May 31, 2008, at a monthly rental of $755, and is renewable for a three year period at our option.



ITEM 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth each person known by us to be the beneficial owner of five percent or more of the Company's voting Stock, all directors individually and all directors and officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner    Number of Shares     Percentage of Class
                                        Owned Beneficially

Christine Nguyen, CEO and Director
 c/o Injury & Accident Clinic, Inc.     3,800,000 Common     54.28%
136 E. Colonial Dr.                     Shares
Orlando, FL. 32801

Ramon Rosales                           575,000 Common       8.21%
Shirys N39-48 Ed.                       Shares
San Luis, planta baja
Quito, Ecuador

Wolf Blitz Corporation (1)              500,000 Common       7.14%
309 Celtic Ct.                          Shares
Oviedo, Florida 32765

(1) The owner of Wolf Blitz Corporation is Serguei Melnick, 309 Celtic Ct., Oviedo, FL 32765.

ITEM 5.  Directors and Executive Officers.

We have one Director and Officer as follows:

Name                            Age                  Positions and Offices Held

Christine Nguyen                38                   President, CEO and Director
Nguyen



Christine Nguyen, 38, founded Injury & Accident Clinic, Inc. in 1998 and serves as our President and Chief Executive Officer. Prior to founding Injury & Accident Clinic, Inc., from 1996 to 1998 she was Marketing Director of Kalaf Health Centers in Tampa, Florida. In 1998 she founded CN Professional Consulting and Marketing Services in the United States and served as CEO. In 1998, she was CEO and President of Injury & Accident Clinic, Inc. Between 2003 and 2004 she acquired Saigon News Communications, Inc. and Van Nghe Thoi Bao publishing company. She also became the sole owner of Florida DEP Magazine, LLC. In 2004 she co-founded Loan Trust Mortgage Corporation in Orlando, Florida and was CFO and Director of Marketing for Turtle Bay Real Estate, Inc. Since 2007 she has been the President and Owner of LoanTrust Investment, Inc. and The Marketing Group, Inc., both located in the United States. In January of 2007 she was appointed CEO of Orlando Wholesale Printing, located in Orlando, Florida.

Mrs. Nguyen's education includes the University of Southern Mississippi and Gulf Coast University of Florida. Her Major areas of study were medical administration and business management. She is fluent in English, Vietnamese, and has working knowledge of Spanish.

EMPLOYMENT AGREEMENT

At this time, there is no employment agreement with Ms. Nguyen.


ITEM 6. Executive Compensation.

The Company currently pays a salary of $20,000 a month to Ms. Christine Nguyen, its President and CEO. The Company has no employment agreement in effect with Ms. Nguyen.



ITEM 7. Certain Relationships and Related Transactions, and Director
Independence.

In connection with the acquisition of all of the outstanding shares of Injury & Accident Clinic, Inc. by the Company pursuant to the October 31, 2007 Share Exchange Agreement, the Company issued an aggregate of_2,000,000 shares of its common stock to Christine Nguyen, our Chief Executive Officer and major shareholder.

ITEM 8.  Legal Proceedings.

None.


ITEM 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Not applicable.


ITEM 10.  Recent Sales of Unregistered Securities.



In connection with the acquisition of all of the outstanding shares of Injury & Accident Clinic, Inc. by the Company pursuant to the October 31, 2007 Share Exchange Agreement, the Company issued an aggregate of 2,000,000 shares of its common stock to Christine Nguyen, our Chief Executive Officer and major shareholder.


ITEM 11.  Description of Registrant's Securities to be Registered.

Our authorized capital stock consists of 105,000,000 shares of which 100,000,000 are Common Stock, par value $.0001 per share and 5,000,000 are Preferred Stock, par value $.0001 per share.

The following statements relating to the capital stock set forth the material terms of our securities; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Articles of Incorporation, as amended.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

As of February 1, 2008 we have 7,000,000 shares of common stock issued and outstanding.

Preferred Stock

The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to fix the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.


Transfer Agent

Pacific Stock Transfer Company - 500 E. Warm Springs Road, Suite 240, Las Vegas, NV 89119, is the transfer agent for our common stock.


ITEM 12.  Indemnification of Directors and Officers.


As provided by Chapter 607(Corporations), Section 850, of the Florida Statutes, we have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The Company has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that a director, officer, employee, or agent of a Company has been successful on the merits or otherwise in defense of any proceeding referred to in the two preceding paragraphs, or in defense of any claim, issue, or matter therein, the Florida corporations law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify the person against such liability under the provisions discussed above.

Our Articles of Incorporation provide in Article SIXTH that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 607.0834 of the Florida Business Corporation Act ("FBCA"), or (d) for any transaction from which the director derived an improper personal benefit. If the FCBA is hereafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of the Company, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall, without further action of the directors or stockholders, be further eliminated or limited to the fullest extent permitted by the FBCA as so amended.

Our Articles of Incorporation further provide in Article SEVENTH that our directors, officers, employees or agents shall be indemnified and held harmless by the Company against all judgments, penalties and fines incurred or paid, and against all expenses (including attorneys' fees) and settlement amounts incurred or paid, in connection with any specified proceedings, except in relation to matters as to which the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The right to indemnification conferred in this Article Seventh shall include the right with certain conditions to require the Company to pay the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition.

ITEM 13.  Financial Statements and Supplementary Data.



                               IAC HOLDINGS, INC.
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2006

                                      INDEX




                                                                        Paqe
                                                                        ----

Report of Independent Registered Public Accounting Firm                 F-1

Balance Sheet as of December 31, 2006 and 2005                          F-2

Statement of Operations, for the years ended December 31, 2006 and 2005 and the period October 11, 2005 (Date of Formation)
through December 31, 2006                                               F-3

Statement of Stockholders' Deficiency, for the years ended
December 31, 2006 and 2005 and the period October 11, 2005
(Date of Formation) through December 31, 2006                           F-4

Statement of Cash Flows, for the years ended December 31, 2006 and 2005 and the period October 11, 2005 (Date of Formation)
through December 31, 2006                                               F-5

Notes to Financial Statements                                        F-6 - F-8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of IAC Holdings Inc.
Attn.: Christine Nguyen, President and Chief Executive Officer
309 Celtic Court
Oviedo, FL 32765

We have audited the accompanying balance sheet of IAC Holdings, Inc. (formerly Emerging Markets Holdings, Inc., the "Company") (a development stage company) as of December 31, 2006 and 2005 and, the related statements of operations, stockholders' deficiency and cash flows for the Period October 11, 2005 (Date of Formation) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of their operations and their cash flows for the Period October 11, 2005 (Date of Formation) through December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully explained in Note 1 to the financial statements the Company needs to obtain additional financing to fulfill its proposed activities and find a merger candidate to expand its operations.

These uncertainties raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern.




WIENER, GOODMAN & COMPANY, P.C.

Eatontown, New Jersey
February 8, 2008

                               IAC HOLDINGS, INC.
                                  BALANCE SHEET
                          (A Development Stage Company)

                                                                                           December 31,
                                                                                    2006                  2005
                                                                                    ----                  ----
                                    ASSETS
Current Assets:
      Cash in bank                                                                $    284              $    234
                                                                                  --------              --------

                 TOTAL ASSETS                                                     $    284              $    234
                                                                                  ========              ========


                  LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:

      Accrued expenses                                                            $    352              $  1,511
      Loan payable -related party                                                    7,065                 2,650
      Note payable                                                                   1,416                   499
                                                                                  --------              --------

                 Total Current Liabilities                                           8,833                 4,660

Commitments and Contingencies

Stockholders'  Deficiency:
      Common Stock, $.0001 par value - 15,000,000
        shares authorized;  5,000,000 shares outstanding                               500                   500
      Paid in capital                                                                9,600                 9,600
      Deficit accumulated during the development stage                             (18,649)              (14,526)
                                                                                  --------              --------

                 Total Stockholders' Deficiency                                     (8,549)               (4,426)
                                                                                  --------              --------

                 TOTAL LIABILITIES AND STOCKHOLDERS'
                 DEFICIENCY                                                       $    284              $    234
                                                                                  ========              ========

                       See notes to financial statements.

                               IAC HOLDINGS, INC.
                             STATEMENT OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 2006 AND 2005 AND THE
                   PERIOD OCTOBER 11, 2005 (Date of Formation)
                            THROUGH DECEMBER 31, 2006
                          (A Development Stage Company)

                                                                                              Period
                                                                                         October 11, 2005
                                                           Years Ended                 (Date of Formation)
                                                           December 31,                       through
                                                   2006                   2005           December 31, 2006
                                                   ----                   ----           -----------------
Costs and expenses:
        General and
          administrative expenses                   3,719                  14,375               18,094
        Interest expense                              404                     151                  555
                                              -----------             -----------             --------

Net loss                                      $    (4,123)            $   (14,526)            $(18,649)
                                              ===========             ===========             ========


Loss per common share -
        basic and diluted                     $         -             $         -             $      -
                                              ===========             ===========             ========

Weighted average number of
        common shares outstanding -
        basic and diluted                       5,000,000               5,000,000                    -
                                              ===========             ===========             ========

                       See notes to financial statements.

                               IAC HOLDINGS, INC.
                      STATEMENT OF STOCKHOLDERS' DEFICIENCY
                   PERIOD OCTOBER 11, 2005 (Date of Formation)
                            THROUGH DECEMBER 31, 2006
                          (A Development Stage Company)

                                                                                                                     Deficit
                                                                                                                   Accumulated
                                                                                                                   During the
                                                                           Common Stock              Paid- In      Development
                                                    Total         No of shares        Amount          Capital         Stage
                                                    -----         ------------        ------          -------         -----
October 11, 2005 (Date of Formation)              $      -                 -           $  -            $   -        $      -

Issuance of shares                                  10,100         5,000,000            500            9,600               -

Net loss                                           (14,526)                -              -                -         (14,526)

                                                  --------         ---------           ----           ------        --------
Balance, December 31, 2005                          (4,426)        5,000,000            500            9,600         (14,526)
                                                  --------         ---------           ----           ------        --------

Net loss                                            (4,123)                -              -                -          (4,123)

                                                  --------         ---------           ----           ------        --------
Balance, December 31, 2006                        $ (8,549)        5,000,000           $500           $9,600        $(18,649)
                                                  ========         =========           ====           ======        ========

                       See notes to financial statements.

                               IAC HOLDINGS, INC.
                             STATEMENT OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 2006 AND 2005 AND THE
                   PERIOD OCTOBER 11, 2005 (Date of Formation)
                            THROUGH DECEMBER 31, 2006
                          (A Development Stage Company)

                                                                                                Period
                                                                                           October 11, 2005
                                                                 Years Ended              (Date of Formation)
                                                                 December 31,                   through
                                                          2006               2005          December 31, 2006
                                                          ----               ----          -----------------
Cash flows from operating activities:
       Net loss                                         $(4,123)           $(14,526)           $(18,649)

Adjustments to reconcile net loss to net cash
       used in operating activities:
       Change in operating assets and liabilities:
           Increase in accrued expenses                  (1,159)              1,511                 352
                                                        -------            --------            --------

       Net cash used in operating activities             (5,282)            (13,015)            (18,297)
                                                        -------            --------            --------

Cash flows from financing activities:
       Proceeds from issuance of common
           stock                                              -              10,100              10,100
       Proceeds from borrowings - related party           4,415               2,650               7,065
       Proceeds from borrowings                           2,117                 499               2,616
       Repayment of loan                                 (1,200)                  -              (1,200)
                                                        -------            --------            --------

       Net cash provided by financing activities          5,332              13,249              18,581
                                                        -------            --------            --------

Net increase in cash                                         50                 234                 284

Cash - beginning of period                                  234                   -                   -
                                                        -------            --------            --------

Cash - end of period                                    $   284            $    234            $    284
                                                        =======            ========            ========

                       See notes to financial statements.

                               IAC HOLDINGS, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2006

                          (A DEVELOPMENT STAGE COMPANY)

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
---------------------

IAC Holdings, Inc. (the "Company") was incorporated under the name Emerging Markets Holdings, Inc. in the State of Florida on October 11, 2005. The Company was formed by Serguei Melnik as incorporator. Since inception, the Company has been engaged in organizational efforts and obtaining initial financing. The Company was formed to pursue a business combination.

Organization
------------

The Company is considered a development stage enterprise as defined in Financial Accounting Standards Board ("FASB") Statement No. 7, "Accounting and Reporting for Development Stage Companies". The Company filed a registration statement for classification as a "blank check" company, which indicated that its business plan is to merge with an unidentified company or companies. The Securities and Exchange Commission defines a "blank check" company as any development stage company that is issuing a penny stock, within the meaning of Section 3(a) (51) of the Exchange Act, and that has no specific plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies. The registration statement was withdrawn.

Going Concern
-------------

The Company's initial activities have been dedicated to raising capital for future operations.

The ability of the Company to achieve its business plan to merge with an unidentified company or companies is contingent upon its success in raising additional capital until a merger is consumated.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, development stage losses from October 11, 2005 (Date of Formation) through December 31, 2006 aggregated $18,649. The Company's cash flow requirements during the period have been met by the sale of common stock. If the Company is unable to obtain additional funds for its working capital, it may have to cease operations. There is no assurance that additional capital will be obtained. This raises substantial doubt about the ability of the Company to continue as a going concern.

These financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

Significant Accounting Policies
-------------------------------

Use of Estimates
----------------


The preparation of financial statements in conformity with accounting principles accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes
------------

The Company accounts for income taxes using an asset and liability approach under which deferred income taxes are recognized by apply enacted tax rates applicable to future years to the differences between the financial statement carrying amount and the tax basis of reported assets and liabilities.

The principal item giving rise to deferred taxes are temporary differences caused by the capitalization of start-up expenditures as required by Section 195 of the Internal Revenue Code of 1986, as amended, for tax purposes and expensing for book purposes.

Loss Per Share
--------------

Basic loss per common share are computed by dividing net loss by weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed by dividing net earnings by the weighted average number of common share and potential common shares outstanding during the year. As of December 31, 2006, there were 5,000,000 potential common shares.

New Financial Accounting Standards
----------------------------------

The Company does not expect that the adoption of other recent accounting pronouncements will have a material effect on its financial statements.

2.   NOTE PAYABLE

The Company has a line of credit with Sun Trust Bank in the amount of $5,000. As of December 31, 2006, the Company owed $1,416 on this line of credit. The annual rate of interest is 19.08% per annum. For the years ended December 31, 2006 and 2005, the Company recorded interest expense of $205 and $-0-, respectively.

3.   LOAN FROM RELATED PARTY

During 2005 and 2006, the Company borrowed $7,065 from a related party, Wolf Blitz Corporation, a stockholder of the Company. The note is due upon demand note with interest at six percent (6%) per annum. Interest expense for the years ended December 31, 2006 and 2005 amounted to $199 and $151, respectively and is included in accrued expenses on the Company's balance sheet.

4. COMMON STOCK

In October 2005, the month of the Company's formation, the Company issued 5,000,000 shares of its common stock, $.0001 par value to principals of the Company and received proceeds of $10,100.

5. INCOME TAXES

At December 31, 2006, the Company has a net operating loss carry-forward of approximately $18,649. Deferred income taxes reflect the impact of net operating carryforwards. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived from the Company's net operating loss-carryforwards, the Company has recorded a valuation allowance for the entire amount of the deferred asset. Section 195 of the Internal Revenue Code of 1986 requires the capitalization of start-up expenditures for tax purposes until the Company becomes an operational entity. At that time, the capitalized expenditures will be amortized over a period of five years.

6. SUBSEQUENT EVENT

In November 2007, the Company entered into a share exchange agreement with the shareholders of Injury & Accident Clinic, Inc. ("Injury & Accident Clinic"). In connection with the share exchange agreement, the Company acquired the assets and assumed the liabilities of Injury & Accident Clinic. For accounting purposes, the share exchange agreement has been treated as a recapitalization of Injury & Accident Clinic.


As provided for in the share exchange agreement, the stockholder of Injury & Accident Clinic received 3,800,000 shares of the Company's common stock, of which 1,800,000 shares were transferred by existing stockholders and 2,000,000 shares were issued by the Company, or in aggregate 54.28% of the outstanding common stock after the acquisition, in exchange for all of the outstanding shares of Injury & Accident Clinic they held. Immediately following the share exchange, the Company had a total of 7,000,000 shares of common stock issued and outstanding. Pursuant to the share exchange agreement, Injury & Accident Clinic became a wholly-owned subsidiary of the Company, and the Company changed its name to IAC Holding, Inc. For accounting purposes, the share exchange agreement has been treated as a recapitalization of the Company as the acquirer.

                               IAC HOLDINGS, INC.

                              FINANCIAL STATEMENTS
                                   (UNAUDITED)

                               SEPTEMBER 30, 2007

                               IAC HOLDINGS, INC.


                                      INDEX




                                                                       Page
                                                                       ----

Financial Statements

Balance Sheet as of September 30, 2007 (Unaudited)                    F-1-1

Statement of Operations for the three and nine months
  ended September 30, 2007 and 2006 and for the period
  October 11, 2005 (Date of Formation) through
  September 30, 2007 (Unaudited)                                      F-1-2

Statement of Stockholders' Deficiency, period
  October 11, 2005 (Date of Formation) through
  September 30, 2007 (Unaudited)                                      F-1-3

Statement of Cash Flows for the nine months ended
  September 30, 2007 and 2006 and for the period
  October 11, 2005 (Date of Formation) through
  September 30, 2007 (Unaudited)                                      F-1-4

Notes to Unaudited Financial Statements                           F-1-5 - F-1-7

                               IAC HOLDINGS, INC.
                                  BALANCE SHEET
                               SEPTEMBER 30, 2007
                          (A Development Stage Company)
                                   (Unaudited)

                                     ASSETS
Current Assets:
  Cash in bank                                                       $    284
                                                                     --------


      TOTAL ASSETS                                                   $    284
                                                                     ========


                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
  Accrued expenses                                                   $    689
  Loan payable - related party                                          7,965
  Note payable                                                          1,238
                                                                     --------

     Total Current Liabilities                                          9,892
                                                                     --------

Commitments and Contingencies

Stockholders'  Deficiency:
  Common Stock, $.0001 par value - 15,000,000
    shares authorized; 5,000,000 shares outstanding                       500
  Paid in capital                                                       9,600
  Deficit accumulated during the development stage                    (19,708)
                                                                     --------

     Total Stockholders' Deficiency                                    (9,608)
                                                                     --------

        TOTAL LIABILITIES AND STOCKHOLDERS'
         DEFICIENCY                                                  $    284
                                                                     ========


                                      F-1-1

                                                    IAC HOLDINGS, INC.
                                                 STATEMENT OF OPERATIONS
                                              (A Development Stage Company)
                                                       (Unaudited)

                                                                                                      For the Period
                                                                                                     October 11, 2005
                                     Nine Months Ended                   Three Months Ended         (Date of Formation)
                                       September 30,                        September 30,                through
                                 2007               2006               2007              2006       September 30, 2007
                                 ----               ----               ----              ----       ------------------

Costs and expenses:
  General and
  administrative expenses     $       721        $     4,712        $        91        $       673        $ 18,815
  Interest expense                    338                244                115                 97             893
                              -----------        -----------        -----------        -----------        --------

Net (Loss)                    $    (1,059)       $    (4,956)       $      (206)       $      (770)       $(19,708)
                              ===========        ===========        ===========        ===========        ========


Loss per common share -
  basic and diluted           $         -        $         -        $         -        $         -
                              ===========        ===========        ===========        ===========

Weighted average number of
  common shares outstanding
   basic and diluted            5,000,000          5,000,000          5,000,000          5,000,000
                              ===========        ===========        ===========        ===========





                                      F-1-2

                                               IAC HOLDINGS, INC.
                                STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                  PERIOD OCTOBER 11, 2005 (DATE OF FORMATION)
                                          THORUGH SEPTEMBER 30, 2007
                                         (A Development Stage Company)
                                                  (Unaudited)

                                                                                                             Deficit
                                                                                                           Accumulated
                                                                                                           During the
                                                                      Common Stock            Paid- In     Development
                                                 Total        No of shares      Amount        Capital         Stage
                                                 -----        ------------      ------        -------         -----

                                 11-Oct-05   $      -                   -        $  -         $    -         $      -
(Date of Formation)

Issuance of shares                             10,100          5,000,000          500          9,600                -

Net loss                                      (14,526)                 -            -              -          (14,526)
                                             --------          ---------         ----         ------         --------

Balance, December 31, 2005                     (4,426)         5,000,000          500          9,600          (14,526)

Net loss                                       (4,519)                 -            -              -           (4,519)
                                             --------          ---------         ----         ------         --------

Balance, March 31, 2006                        (8,945)         5,000,000          500          9,600          (19,045)

Net income                                        333                  -            -              -              333
                                              --------          ---------         ----         ------         --------

Balance, June 30, 2006                         (8,612)         5,000,000          500          9,600          (18,712)

Net loss                                         (770)                 -            -              -             (770)
                                              --------          ---------         ----         ------         --------

Balance, September 30, 2006                    (9,382)         5,000,000          500          9,600          (19,482)

Net loss                                       (4,123)                 -            -              -           (4,123)
                                             --------          ---------         ----         ------         --------

Balance, December 31, 2006                     (8,549)         5,000,000          500          9,600          (18,649)

Net loss                                            -                  -            -              -           (1,059)
                                             --------          ---------         ----         ------         --------

Balance, September 30, 2007                  $ (8,549)         5,000,000         $500         $9,600         $(19,708)
                                             ========          =========         ====         ======         ========

                                      F-1-3

                                               IAC HOLDINGS, INC.
                                            STATEMENT OF CASH FLOWS
                                         (A Development Stage Company)
                                                  (Unaudited)

                                                                                                 For the Period
                                                                  Nine Months Ended             October 11, 2005
                                                                    September 30,              (Date of Formation)
                                                               2007                2006     Through September 30, 2007
                                                               ----                ----     --------------------------
Cash flows from operating activities:
  Net loss                                                  $(1,059)            $(4,712)            $(19,708)

Adjustments to reconcile net loss to net cash
  used in operating activities:
  Change in operating assets and liabilities:
    (Decrease) increase in accrued expenses                     337                (267)                 689
                                                            -------             -------             --------

  Net cash used in operating activities                        (722)             (4,979)             (19,019)
                                                            -------             -------             --------

Cash flows from financing activities:
  Proceeds from issuance of common
     Stock                                                        -                   -               10,100
  Proceeds from borrowings - related party                      900               4,015                7,965
  Proceeds from borrowings                                      722               2,058                3,338
  Repayment of loan                                            (900)               (900)              (2,100)
                                                            -------             -------             --------

  Net cash provided by financing activities                     722               5,173               19,303
                                                            -------             -------             --------


Net (decrease) increase in cash                                   -                 194                  284

Cash - beginning of period                                      284                 234                    -
                                                            -------             -------             --------

Cash - end of period                                        $   284             $   428             $    284
                                                            =======             =======             ========



                                      F-1-4

                                IAC HOLDINGS, INC.
                     NOTES TO UNAUDITED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2007
                          (A DEVELOPMENT STAGE COMPANY)

1.   DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
---------------------

IAC Holdings, Inc. (the "Company") was incorporated under the name Emerging Markets Holdings, Inc. in the State of Florida on October 11, 2005. The Company was formed by Serguei Melnik as incorporator. Since inception, the Company has been engaged in organizational efforts and obtaining initial financing. The Company was formed to pursue a business combination.

Organization
------------

The Company is considered a development stage enterprise as defined in Financial Accounting Standards Board ("FASB") Statement No. 7, "Accounting and Reporting for Development Stage Companies". The Company is a "blank check" company and has indicated that its business plan is to merge with an unidentified company or companies. The Securities and Exchange Commission defines a "blank check" company as any development stage company that is issuing a penny stock, within the meaning of Section 3(a) (51) of the Exchange Act, and that has no specific plan or purpose, or has indicated that its business plan is to merge with an unidentified company or companies.

Going Concern
-------------

The Company's initial activities have been dedicated to raising capital for future operations.

The ability of the Company to achieve its business plan to merge with an unidentified company or companies is contingent upon its success in raising additional capital until a merger is consummated.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, development stage losses from October 11, 2005 (Date of Formation) through September 30, 2007 aggregated $19,708. The Company's cash flow requirements during the period have been met by the sale of common stock. If the Company is unable to obtain additional funds for its working capital, it may have to cease operations. There is no assurance that additional capital will be obtained. This raises substantial doubt about the ability of the Company to continue as a going concern.

These financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might be necessary should the Company be able to continue as a going concern.


Significant Accounting Policies
-------------------------------

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                      F-1-5

Income Taxes
------------

The Company accounts for income taxes using an asset and liability approach under which deferred income taxes are recognized by apply enacted tax rates applicable to future years to the differences between the financial statement carrying amount and the tax basis of reported assets and liabilities.

The principal item giving rise to deferred taxes are temporary differences caused by the capitalization of start-up expenditures as required by Section 195 of the Internal Revenue Code of 1986, as amended, for tax purposes and expensing for book purposes.

Loss Per Share
--------------

Basic losses per common share are computed by dividing net loss by weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed by dividing net earnings by the weighted average number of common share and potential common shares outstanding during the year. As of September 30, 2007, there were 5,000,000 outstanding common shares.

New Financial Accounting Standards
----------------------------------

     The Company does not expect that the adoption of other recent accounting pronouncements will have a material effect on its financial statements.

2.   NOTE PAYABLE

The Company has a line of credit with Sun Trust Bank in the amount of $5,000. As of September 30, 2007, the Company owed $1,238 on this line of credit. The annual rate of interest is 15.24% per annum. For the nine and three months ended September 30, 2007 and 2006 the Company recorded interest expense of $338 and $115 and $95 and $6, respectively.

3.   LOAN FROM RELATED PARTY

From interim through September 30, 2007, the Company borrowed $7,965 from a related party, Wolf Blitz Inc., a stockholder of the Company. The Note is a demand note with interest at six percent (6%) per annum. Interest expense for the nine months ended September 30, 2007 and for the period October 11, 2005, (date of formation) through September 30, 2007 amounted to $338 and $689, respectively and is included in accrued expenses on the Company's balance sheet.

4.   COMMON STOCK

In October 2005, the month of the Company's formation, the Company issued 5,000,000 shares of its common stock, $.0001 par value to principals of the Company and received proceeds of $10,100.

5.   INCOME TAXES

At September 30, 2007, the Company has a net operating loss carry-forward of approximately $19,700. Deferred income taxes reflect the impact of net operating carryforwards. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived from the Company's net operating loss-carryforwards, the Company has recorded a valuation allowance for the entire amount of the deferred asset. Section 195 of the Internal Revenue Code of 1986 requires the capitalization of start-up expenditures for tax purposes until the Company becomes an operational entity. At that time, the capitalized expenditures will be amortized over a period of five years.

                                      F-1-6

6.   SUBSEQUENT EVENT

On October 31, 2007, the Company entered into a share exchange agreement with the shareholders of Injury & Accident Clinic, Inc. ("Injury & Accident Clinic"). In connection with the share exchange agreement, the Company acquired the assets and assumed the liabilities of Injury & Accident Clinic. For accounting purposes, the share exchange agreement has been treated as a recapitalization of Injury & Accident Clinic.

As provided for in the share exchange agreement, the stockholder of Injury & Accident Clinic received 3,800,000 shares of the Company's common stock, of which 1,800,000 shares were transferred by existing stockholders and 2,000,000 shares were issued by the Company, or in aggregate 54.28% of the outstanding common stock after the acquisition, in exchange for all of the outstanding shares of Injury & Accident Clinic they held. Immediately following the share exchange, the Company had a total of 7,000,000 shares of common stock issued and outstanding. Pursuant to the share exchange agreement, Injury & Accident Clinic became a wholly-owned subsidiary of the Company, and the Company changed its name to IAC Holdings, Inc. For accounting purposes, the share exchange agreement has been treated as a recapitalization of the Company as the acquirer.



                                      F-1-7

                         INJURY & ACCIDENT CLINIC, INC.
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 2006

                          INJURY & ACCIDENT CLINIC, INC
                              (An "S" Corporation)

                                      INDEX
                                      -----



                                                                      Page
                                                                      ----

Report of Independent Registered Accounting Firm                      F-2-1

Balance Sheets as of December 31, 2006 and 2005                       F-2-2

Statements of Operations Years Ended December
 31, 2006 and 2005                                                    F-2-3

Statement of Changes in Stockholders' Equity, Years
 Ended December 31, 2006 and 2005                                     F-2-4

Statements of Cash Flows, Years
 Ended December 31, 2006 and 2005                                     F-2-5

Notes to Financial Statements                                     F-2-6 - F-2-10

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of Injury & Accident Clinic, Inc.
Orlando, FL

We have audited the accompanying consolidated balance sheets of Injury & Accident Clinic, Inc. (an "S" Corporation) (the "Company") as of December 31, 2006 and 2005, and the related statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.





WIENER, GOODMAN & COMPANY, P.C.
Eatontown, New Jersey

December 7, 2007



                                      F-2-1

                        INJURY AND ACCIDENT CLINIC, INC.
                              (An "S" Corporation)
                                 BALANCE SHEETS

                                                                                         December 31,
                                                                                         ------------
                                                                                 2006                  2005
                                                                                 ----                  ----

                              ASSETS
Current Assets:
       Cash                                                                   $ 72,646               $129,564
       Accounts receivable-net                                                  86,133                141,054
                                                                              --------               --------
          Total Current Assets                                                 158,779                270,618

Property and equipment-net                                                      53,625                 80,967
                                                                              --------               --------
          Total Assets                                                        $212,404               $351,585
                                                                              ========               ========

               LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
       Accounts payable                                                       $ 23,192               $ 24,220
       Accrued expenses                                                         19,349                 11,467
       Current portion of long-term debt                                         9,398                 24,947
                                                                              --------               --------
          Total Current Liabilities                                             51,939                 60,634
                                                                              --------               --------
Long-term Liabilities
       Long-term debt - less current
          portion above                                                         29,825                 39,223
                                                                              --------               --------
          Total Liabilities                                                     81,764                 99,857
                                                                              --------               --------
Commitments and Contingencies                                                        -                      -

Stockholder's Equity:
       Common stock, no par value - authorized
          15,000,000 shares, outstanding 1,000 shares                            1,000                  1,000
       Retained earnings                                                       129,640                250,728
                                                                              --------               --------
          Total Stockholder's Equity                                           130,640                251,728
                                                                              --------               --------
          Total Liabilities and
          Stockholder's Equity                                                $212,404               $351,585
                                                                              ========               ========

                       See notes to financial statements.

                                      F-2-2

                        INJURY AND ACCIDENT CLINIC, INC.
                              (An "S" Corporation)
                            STATEMENTS OF OPERATIONS

                                                                   Years Ended December 31,
                                                                   ------------------------
                                                                2006                      2005
                                                                ----                      ----
Net sales:
    Sales                                                  $ 1,260,332               $ 1,512,744
                                                           -----------               -----------

Cost and expenses:
    Selling, general and administrative                        844,462                   995,057
                                                           -----------               -----------

Income from operations                                         415,870                   517,687

Other income (expense):
    Interest income                                                645                     2,652
    Interest expense                                            (8,368)                   (3,182)
                                                           -----------               -----------
                                                                (7,723)                     (530)
                                                           -----------               -----------

Net earnings                                               $   408,147               $   517,157
                                                           ===========               ===========

                       See notes to financial statements.

                                      F-2-3

                        INJURY AND ACCIDENT CLINIC, INC.
                              (An "S" Corporation)
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2006 and 2005

                                                    Common Stock          Retained Earnings            Total
                                                    ------------          -----------------            -----

Balance, January 1, 2005                               $1,000               $ 480,740                $ 481,740

    Net income                                              -                 517,157                  517,157

    S-Corporation dividends                                 -                (747,169)                (747,169)
                                                       ------               ---------                ---------

Balance, December 31, 2005                              1,000                 250,728                  251,728

    Net income                                              -                 408,147                  408,147

    S-Corporation dividends                                 -                (529,235)                (529,235)
                                                       ------               ---------                ---------

Balance, December 31, 2006                            $ 1,000               $ 129,640                $ 130,640
                                                      =======               =========                =========

                       See notes to financial statements.

                                      F-2-4

                   INJURY AND ACCIDENT CLINIC, INC.
                         (An "S" Corporation)
                       STATEMENTS OF CASH FLOWS

                                                                        Years Ended December 31,
                                                                     2006                     2005
                                                                     ----                     ----
Cash flows from operating activities:
       Net earnings                                               $ 408,147              $ 517,157
    Adjustments to reconcile net cash
     provided by operating activities:
       Depreciation and amortization                                 37,096                 29,891

    Changes in operating assets and
     liabilities:
       Decrease in accounts receivable                               54,921                  8,129
       Increase in accounts payable and accrued expenses              5,568                 79,892
                                                                  ---------              ---------
          Net cash provided by operating
           activities                                               505,732                635,069
                                                                  ---------              ---------
Cash flows from investing activities:
       Purchase of property and equipment                           (11,200)               (65,308)
                                                                  ---------              ---------

Cash flows from financing activities:
       Distributions to stockholders                               (529,235)              (747,169)
       Proceeds from loan                                                 -                 49,870
       Repayments of debt                                           (22,215)               (13,177)
                                                                  ---------              ---------
          Net cash used in financing activities                    (551,450)              (710,476)
                                                                  ---------              ---------

Net decrease in cash                                                (56,918)              (140,715)
Cash-beginning of year                                              129,564                270,279
                                                                  ---------              ---------
Cash-end of year                                                  $  72,646              $ 129,564
                                                                  =========              =========

                       See notes to financial statements.

                                      F-2-5

                          INJURY & ACCIDENT CLINIC, INC
                              (An "S" Corporation)
                          NOTES TO FINANCIAL STATEMENTS

1.   DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Injury & Accident Clinic, Inc. (the "Company" or "Injury and Accident Clinic") is a recognized leader in helping individuals who have been injured in automobile accidents or have experienced muscle injuries or spinal related problems. Injury and Accident Clinic, Inc. originated in Tampa, Florida in 1998. In July of 2000, we opened our second office in Orlando, Florida. The Orlando office is now our headquarters and primary clinic. In July 2002, another office was opened in Pinellas Park, Florida. Our fourth office opened in Tampa in July 2007. We have turn-key methodologies for chiropractic treatment facilities and are expanding into other medical fields including; sports medicine, medical diagnostics and boutique-spa style treatment centers.

     Use of Estimates
     ----------------

     The preparation of the financial statements in conformity with accepted accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include estimates of costs to complete performance contracts, income tax exposures and valuation allowances. Actual results could differ from those estimates.

     Revenue Recognition
     -------------------

     The Company recognizes revenue in accordance with the guidance contained in SEC Staff Bulletin No. 104, "Revenue Recognition in Financial Statements" ("SAB No. 104"). Revenue is recognized when services are performed.

     Amounts billed to patients that remain unpaid for one year are written off as bad debt. Collection activities are more expensive and usually not productive due to patient's hardships, injuries, loss of job and or income etc. There was no bad debt expense for the years ended December 31, 2006 and 2005.

     Amounts billed to insurance companies that remain uncollected are pursued through legal action and only amounts not recovered after litigation are written off as bad debts. There was no bad debt expenses for the years ended December 31, 2006 and 2005.

                                      F-2-6

     Depreciation
     ------------

     Property and equipment is carried at cost. Depreciation is computed using the straight-line method at rates calculated to extinguish the assets cost over their estimated useful lives. For income tax purposes, depreciation is recorded using accelerated methods of cost recovery over statutory recovery periods.

     Income Taxes
     ------------

     The Company with the consent of its stockholder's, has elected under the Internal Revenue Code to be an "S" corporation. Under this election, income, losses and credits are included in the individual tax returns of the stockholders. Therefore, no provision has been made for federal income taxes.

     Evaluation of Long-Lived Assets
     -------------------------------

     The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with guidance in SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." If the carrying value of the long-lived asset exceeds the present value of the related estimated future cash flows, the asset would be adjusted to its fair value and an impairment loss would be charged to operations in the period identified.

     Fair Value of Financial Instruments
     -----------------------------------

     For financial instruments including cash, accounts payable, and accrued expenses, it was assumed that the carrying amount approximated fair value because of the short maturities of such instruments.

                                     F-2-7

     New Financial Accounting Standards
     ----------------------------------

     In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements," ("SFAS 157") which enhances existing guidance for measuring assets and liabilities using fair value. This standard provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not believe that SFAS 157 will have a material impact on its financial statements.

     In February 2007, the FASB issued SFAS No. 159 "The Fair Value Option for Financial Assets and Financial Liabilities," ("SFAS 159") providing companies with an option to report selected financial assets and liabilities at fair value. The standard's objective is to reduce both complexity in accounting for financial instruments and the volatility in earnings caused by measuring related assets and liabilities differently. It also requires entities to display the fair value of those assets and liabilities for which the Company has chosen to use fair value on the face of the balance sheet. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the adoption of this Statement on its financial statements.

2.   PROPERTY, OFFICE and EQUIPMENT


                                                      December 31,
                                                2006               2005
                                                ----               ----

           Machinery and equipment            $209,998           $246,471
           Furniture and fixtures               40,058             32,058
                                              --------           --------
                                               250,056            278,529
           Less: accumulated depreciation      196,431            197,562
                                              --------           --------
                                              $ 53,625           $ 80,967
                                              ========           ========



     Depreciation expense for the year ended December 31, 2006 and 2005 was $37,096 and $29,891, respectively.

                                     F-2-8

3.   DEBT

     At December 31, 2006 and 2005, long-term debt consisted of the following:


                                                                December 31,
                                                              2006        2005
                                                              ----        ----
         Automobile loan, interest at 10.17% per anum,
           paid in full July 20, 2006, monthly payment
           of $847.10                                      $    -      $ 16,233

         Automobile loan, interest at 7.58% per anum,
           due September 29, 2010, monthly payment
           of $1,004.13                                     39,223       47,937
                                                           -------     --------
                                                            39,223       64,170

         Less: current portion                               9,398      (24,947)
                                                           -------     --------
                                                           $29,825     $ 39,223
                                                           =======     ========
         Future minimum payments:
                                                        Year Ending December 31,
                                                        ------------------------
                                                              2007        9,398
                                                              2008       10,136
                                                              2009       10,931
                                                              2010        8,758
                                                                       --------
                                                                       $ 39,223
                                                                       ========

     Interest expense for the years ended December 31, 2006 and 2005 amounted to $8,368 and $3,182, respectively.


4.   CAPITAL STOCK

     The Company is authorized to issue 1,000,000 shares of no par common stock, of which 1,000 shares are outstanding. All the outstanding common stock is fully paid and non-assessable.

5.   COMMITMENTS AND CONTINGENCIES

     Leases
     ------

     The Company conducts its operations from leased properties in Florida. Some of the leases require the Company to pay certain executive costs (such as insurance and maintenance).

     Future minimum lease payments for operating leases are approximately as follows:

                   Years Ending
                   December 31,     Amount
                   ------------     ------
                       2007        $ 50,180
                       2008          30,020
                                   --------
                                   $ 80,200
                                   ========

                                     F-2-9

     Total rent expense was approximately $48,560 and $39,160 for the years ended December 31, 2006 and 2005, respectively.

Consultant
----------

     In August 2007, Injury & Accident Clinic entered into a one year consulting agreement with Alfa Investment Fund LLC ("Alfa Investment") which expires in July 2008. Alfa Investment will be compensated $50,000 in accordance with the signed consulting agreement.

6.   LEGAL PROCEEDINGS

     On November 2, 2007, the Company entered into an agreement with State Farm Insurance Agency ("State Farm") to settle a claim for services rendered in 2001, 2002 and 2003. The original claim was for $559,979. State Farm agreed to pay the Company $125,000 and pay legal fees incurred by the Company in the amount of $225,000. The Company has not recorded the claim because of the uncertainty and the policy is to back when the claim is settled or the money is received. The Company will reflect the settlement in its financial statements for the year ending December 31, 2007.

7.   SUBSEQUENT EVENTS

     On October 31, 2007, Injury & Accident Clinic entered into a share exchange with the shareholders of Emerging Markets Holdings, Inc. ("Emerging Markets Holdings") In connection with the share exchange, Emerging Markets Holdings acquired the assets and assumed the liabilities of Injury & Accident Clinic. For accounting purposes, the share exchange agreement has been treated as recapitalization of Injury & Accident Clinic.

     As provided for in the share exchange agreement, the stockholders of Injury & Accident Clinic received 3,800,000 of Emerging Markets Holdings common stock, representing 54% of the outstanding stock after the acquisition in exchange for the outstanding shares of Injury & Accident Clinic common stock they held, which was accounted for as a recapitalization. Immediately following the share exchange, Emerging Markets Holdings had 7,000,000 common shares issued and outstanding.




                                     F-2-10

ITEM 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.



ITEM 15.  Financial Statements and Exhibits.



     (a)  Financial Statements.



          1. Financial Statements of IAC Holdings, Inc. at December 31, 2007 and 2006 (Audited)


     Report of Independent Registered Public Accounting Firm

     Balance Sheet as of December 31, 2006 and 2005

     Statement of Operations, for the years ended December 31, 2006 and 2005 and the period October 11, 2005 (Date of Formation) through December 31, 2006

     Statement of Stockholders' Deficiency, for the years ended December 31, 2006 and 2005 and the period October 11, 2005 (Date of Formation) through December 31, 2006

     Statement of Cash Flows, for the years ended December 31, 2006 and 2005 and the period October 11, 2005 (Date of Formation) through December 31, 2006

     Notes to Financial Statements



          2. Unaudited Financial Statements of IAC Holdings, Inc. at September 30, 2007



Balance Sheet as of September 30, 2007 (Unaudited)

Statement of Operations for the three and nine months ended September 30, 2007 and 2006 and for the period October 11, 2005 (Date of Formation) through September 30, 2007 (Unaudited)

Statement of Stockholders' Deficiency, period October 11, 2005 (Date of Formation) through September 30, 2007 (Unaudited)

Statement of Cash Flows for the nine months ended September 30, 2007 and 2006 and for the period October 11, 2005 (Date of Formation) through September 30, 2007 (Unaudited)

Notes to Unaudited Financial Statements


          3. Audited Financial Statements of Injury & Accident Clinic, Inc.

     Report of Independent Registered Accounting Firm

     Balance Sheets as of December 31, 2006 and 2005

     Statement of Operations, for the years ended December 31, 2006 and 2005

     Statement of Changes in Stockholders' Equity, Years ended December 31, 2006 and 2005

     Statement of Cash Flows, for the years ended December 31, 2006 and 2005

     Notes to Financial Statements


(b)  Exhibits.



--------------------------------------------------------------------------------
 Exhibit No.                           Description
--------------------------------------------------------------------------------

    3.1        Articles of Incorporation (incorporated by reference to Exhibit
               3.1 to Amendment No. 2 to the Company's Registration Statement on
               Form SB-2, filed with the Securities and Exchange Commission on
               December 12, 2006).
--------------------------------------------------------------------------------
    3.1a       Articles of Amendment, filed January 28, 2008, filed herewith.
--------------------------------------------------------------------------------
    3.1b       Articles of Amendment, filed February, 2008, filed herewith.
--------------------------------------------------------------------------------
    3.2        By-Laws (incorporated by reference to Exhibit 3.2 to Amendment
               No. 2 to the Company's Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on December 12,
               2006).
--------------------------------------------------------------------------------
    4.1        Specimen Stock Certificate (incorporated by reference to Exhibit
               4.1 to Amendment No. 2 to the Company's Registration Statement on
               Form SB-2, filed with the Securities and Exchange Commission on
               December 12, 2006).
--------------------------------------------------------------------------------
   10.1        Form of Subscription Agreement (incorporated by reference to
               Exhibit 10.1 to Amendment No. 2 to the Company's Registration
               Statement on Form SB-2, filed with the Securities and Exchange
               Commission on December 12, 2006).
--------------------------------------------------------------------------------
   10.2        Agreement of Advance Funds (incorporated by reference to Exhibit
               10.2 to Amendment No. 2 to the Company's Registration Statement
               on Form SB-2, filed with the Securities and Exchange Commission on December 12, 2006).
--------------------------------------------------------------------------------
   10.3        Share Exchange Agreement, dated October 31, 2007, by and between the Company and Injury & Accident Clinic Inc., filed herewith.
--------------------------------------------------------------------------------
    21         Subsidiaries of Registrant, filed herewith.
--------------------------------------------------------------------------------

                                   SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

By:   /s/ Christine Nguyen
      --------------------
          Christine Nguyen
          Title: President/CEO


Dated: February 22, 2008